EXHIBIT 99.3

DESCRIPTION OF COMMON STOCK

OF GARDENBURGER, INC.

General

                The authorized capital stock of Gardenburger, Inc. (the “Company”), consists of 5,000,000 shares of Preferred Stock, no par value (“Preferred Stock”), and 25,000,000 shares of Common Stock, no par value (“Common Stock”).  All outstanding shares of Common Stock are fully paid and nonassessable.  Holders of Common Stock have no preemptive or conversion rights.  The holders of outstanding shares of Common Stock are entitled to one vote per share on matters submitted to the vote of holders of Common Stock.  Voting for directors is not cumulative.  Subject to the rights of outstanding shares of Preferred Stock, the holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of assets legally available therefor, at such times and in such amounts as the Board deems advisable, and to share pro rata in all assets of the Company available for distribution to its shareholders upon liquidation.

Preferred Stock

                As of September 30, 2002, the Company had 552,500 shares of Series C Convertible Preferred Stock (“Series C Shares”) and 97,500 shares of Series D Convertible Preferred Stock (“Series D Shares” and, collectively with Series C Shares, the “Preferred Shares”), issued and outstanding.  The Company had previously designated 2,762,500 shares of its Preferred Stock as Series A Convertible Preferred Stock (“Series A Shares”) and 487,500 shares of its Preferred Stock as Series B Convertible Preferred Stock (“Series B Shares”), but all the Series A Shares and Series B Shares have been reacquired by the Company.  Under the terms of the Company’s Articles of Incorporation, these shares are now retired and canceled, have been returned to the status of authorized but unissued Preferred Stock without designation as to series, and may be issued in the future, but not as Series A Shares or Series B Shares.

                Subject to the approval of the holders of a majority of the Preferred Shares, shares of the Company’s authorized Preferred Stock may be issued in the future in one or more new series without any further action by the holders of the Common Stock, except as may be required by law or by any exchange or trading market listing shares of the Company’s Common Stock at such time.  The Board of Directors, within the limitations provided by law and the Company’s Articles of Incorporation, is authorized to designate the different series and fix and determine the relative rights and preferences of any series so established.

                Specific terms applicable to the Series C Shares and Series D Shares are as follows:

                Conversion Rights.  Preferred Shares are convertible into Common Stock as follows:  Each Series C Share is convertible into a number of shares of Common Stock determined by dividing a base amount of $50 by a conversion price of $10 per share, or presently on a five–to–one basis, at any time at the discretion of the holder.  Each Series D Share is convertible into a number of shares of Common Stock determined by dividing $50 by a conversion price of $3.75 per share, or presently on a 13.33-to-one basis.  The conversion price applicable to Series C Shares and Series D Shares is subject to adjustment for stock dividends, stock splits, recapitalizations, issuances of Common Stock at prices below then applicable conversion prices, and other anti-dilution provisions.  All Series C Shares and Series D Shares will be automatically converted into Common Stock upon the vote or written consent of the holders of at least two-thirds of the outstanding shares of such series.

                Dividend Rights.  Series C Shares and Series D Shares are entitled to a 12% cumulative annual dividend calculated on a base amount of $50 per share, payable upon redemption of the shares or in the event of a sale or liquidation of the Company.  Accruals of dividends do not bear interest.  The Company is prohibited from paying cash dividends to holders of its Common Stock (“Junior Dividends”) unless dividends have been declared and paid on all outstanding Preferred Shares in an amount equal to the greater of (i) the 12% cumulative dividends accrued on such Preferred Shares through the record date for the Junior Dividend and (ii) the amount of the Junior Dividend payable on Preferred Shares on an as-converted basis, in each case less the amount of any 12% cumulative dividends previously paid on Preferred Shares.  All accumulated dividends on any Preferred Shares which are converted will be forfeited, other than dividends as to which the Company has previously breached its payment obligation.

                Liquidation Preference.  Upon the liquidation or dissolution of the Company, the holders of Series C Shares and Series D Shares are each entitled to a liquidation preference of $73.07 per share, plus all accumulated and unpaid dividends from January 10, 2002, until any event of liquidation or deemed liquidation of the Company.  The right of holders of Common Stock to distribution of the Company’s assets upon liquidation is junior to the liquidation preference of Preferred Shares.  Each holder of Series C Shares and Series D Shares may deem a merger or other business combination in which the Company is not the surviving entity, a sale of all or substantially all the assets of the Company, a capital reorganization of the Company, or a reclassification of the Common Stock to be a liquidation of the Company.  After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Shares will have no right to any of the remaining assets of the Company.

                Redemption.  Series C Shares and Series D Shares are subject to mandatory redemption at the request of a majority of the outstanding shares of each series at any time after March 31, 2006, at a redemption price equal to $73.07 per share, plus all accumulated and unpaid dividends from January 10, 2002, through the redemption date; provided that, if at least $5,000,000 in principal amount of the Company’s Amended and Restated Convertible Senior Subordinated Notes dated January 10, 2002, remains outstanding and Dresdner Kleinwort Benson Private Equity Partners, LP, and its affiliates continue to own a majority of the outstanding principal amount of such notes, then the Company may not redeem shares of preferred stock without the consent of the holders of a majority of the then outstanding principal amount of the notes.  Subject to certain conditions, including, among others, that the closing price of Common Stock be at least 200% of the applicable conversion price of Preferred Shares for at least 60 days, the Company may redeem either series of its Preferred Shares at any time after March 31, 2006.

                Voting Rights.

                Each Series C Share is entitled to a number of votes equal to the number of shares of Common Stock into which such share is then convertible in the election of directors and any other matters presented to the shareholders of the Company for their action or consideration.  Each Series D Share is entitled to a number of votes calculated by dividing (i) the number of shares of Common Stock into which such share is then convertible (eliminating any fractions) by (ii) 2.667.  Each Preferred Share is presently entitled to five votes on all matters presented to the shareholders of the Company for their action or consideration.

                Except to the extent otherwise required by law or the Company’s Articles of Incorporation, holders of Preferred Shares will vote together with the holders of Common Stock as a single voting group.  Corporate actions as to which holders of Preferred Shares are entitled to vote as a separate voting group under provisions of the Oregon Business Corporation Act include amendments to the Company’s Articles of Incorporation (including pursuant to a plan of merger) that would increase or decrease the number of authorized shares of the series, effect an exchange or reclassification of the shares into shares of another class or vice versa, change the terms of the shares of the series, create a new class of shares with rights or preferences that are superior or substantially equal to the shares of the series, or cancel rights to distributions or dividends that have accumulated but have not yet been declared on shares of the series.  If the proposed amendment would affect the Series C Shares and Series D Shares in a substantially similar way, the shares of both series would be required to vote together as a single voting group on the amendment.

                As long as at least 281,775 Series C Shares remain outstanding, the holders of Series C Shares, voting as a separate voting group, are entitled to elect two directors by a majority vote.  Also, as long as at least 110,500 Series C Shares and 19,500 Series D Shares remain outstanding, the Company may not take certain specified actions, including, among others, authorizing or issuing shares of Preferred Stock, amending the Company’s Articles of Incorporation or bylaws to alter the rights of the holders of Preferred Shares, increasing the authorized number of directors of the Company above ten or engaging in certain specified significant corporate transactions, in each case without the consent of holders of a majority of Series C Shares and Series D Shares outstanding voting together as a single voting group.

                No Preemptive Rights.  The Preferred Shares do not have preemptive rights.

Preferred Stock Purchase Rights

                On April 25, 1996, the Board of Directors declared a dividend of one right (a “Right”) for each share of Common Stock outstanding at the close of business on May 20, 1996 (the “Record Date”).  As long as the Rights are attached to the shares of the Common Stock, the Company will issue one Right (subject to adjustment) with each new share issued so that all outstanding shares will have attached Rights.  In addition, the holders of the Preferred Shares will be entitled to the same rights and benefits as are provided with respect to shares of Common Stock on an as-converted basis.

                When the Rights first become exercisable, each Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (the “Junior Preferred Shares”) at a price of $47 per one one-hundredth of a Junior Preferred Share, subject to adjustment for antidilution provisions (the “Purchase Price”).  A copy of the Amended and Restated Rights Agreement dated as of July 15, 1999, as amended from time to time (the “Rights Agreement”), by and between the Company and EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agent”), pursuant to which the Rights have been issued, may be obtained by shareholders from the Company.  The Company has agreed that, from and after the distribution date (as defined below), the Company will reserve 250,000 Junior Preferred Shares initially for issuance upon exercise of the Rights.  The Rights will expire on April 25, 2006, subject to the Company’s right to extend such date (the “Final Expiration Date”), unless earlier redeemed or exchanged by the Company or terminated.

                The Rights are not exercisable and are attached to and trade with shares of Common Stock until the earlier to occur of (i) the 10th day after a public announcement that any person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock or (ii) the 10th day after the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (the earlier of (i) and (ii) being called the “Distribution Date”).  Upon such an event, the Rights will trade separately.  An Acquiring Person will not include (x) Paul F. Wenner, together with his affiliates and associates, including, without limitation, the Paul F. Wenner Charitable Foundation Trust (collectively, “Wenner”), (y) Dresdner Kleinwort Benson Private Equity Partners, LP, together with its affiliates and associates (collectively, “Dresdner”), and (z) Gruber & McBaine Capital Management, LLC, together with its affiliates and associates (collectively, “Gruber & McBaine”), so long as Wenner, Dresdner, and Gruber & McBaine each beneficially owns not more than 25% of the outstanding Common Stock (other than as the result of share repurchases by the Company).  Also, persons who acquired shares of the Company’s Preferred Stock (or their affiliates) in April 1999 will not be deemed to be an Acquiring Person solely by reason of their beneficial ownership of Preferred Shares or the shares of Common Stock into which Preferred Shares are or may become convertible.

                Each Junior Preferred Share purchasable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock.  In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock.  Each Junior Preferred Share will have 100 votes and will vote together with the Common Stock.  Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock.  These rights are protected by customary antidilution provisions.  Because of the nature of the dividend, liquidation and voting rights of the Junior Preferred Shares, the value of one one-hundredth of a Junior Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

                In the event that a Person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding shares of Common Stock approved by the Board or pursuant to an acquisition of Preferred Shares or shares of Common Stock into which such Preferred Shares are convertible where the Board of Directors determines in good faith that such acquisition is not contrary to the best interests of the Company), unless the Board of Directors determines, prior to the close of business on the ninth day thereafter, to redeem all the outstanding Rights at a redemption price of $.01 per Right payable in cash, shares of Common Stock, or other form of consideration approved by the Board, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Purchase Price of the Right.  With certain exceptions, in the event that the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right.

                The Rights will cause substantial dilution to a person or group that acquires 15% or more of the Common Stock on terms not approved by the Company’s Board of Directors.  However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors.

Convertible Notes

                At September 30, 2002, the Company had outstanding $17.3 million in aggregate principal amount of Amended and Restated Convertible Senior Subordinated Notes (the “Restated Notes”) due March 31, 2005, held by Dresdner.  The Restated Notes may be converted at any time prior to maturity or prepayment, in whole or in part, into shares of Common Stock; at September 30, 2002, the conversion price was $9.78 per share and is subject to further adjustment for changes in capitalization and other antidilution provisions.

                The Company may not, without the prior written consent of the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the Restated Notes (the “Majority Holders”), (i) amend the Company’s Articles of Incorporation, Bylaws or the Rights Agreement between the Company and EquiServe Trust Company, N.A., in a manner materially adverse to Dresdner’s rights and preferences under the Restated Notes, and the Note Purchase Agreement between the Company and Dresdner, as amended from time to time, (ii) create a new class or series of securities on a par with or senior to the Restated Notes, or (iii) engage in specified significant corporate transactions, including, but not limited to, a merger or sale of the Company or its business, liquidation or dissolution of the Company, certain business acquisitions, and the incurrence of indebtedness or lease obligations in excess of specified thresholds.  So long as at least $5,000,000 in principal amount of the Restated Notes remains outstanding and Dresdner owns at least a majority of the principal amount of Restated Notes outstanding, the Company may not declare any dividends or make any distributions with respect to its capital stock or redeem or purchase any of its capital stock without the prior written consent of the Majority Holders.  In addition, so long as any Notes remain outstanding, Paul F. Wenner and the Company have agreed to take all reasonably necessary and desirable actions within their control so that an individual designated by the Majority Holders is elected as a director of the Company (a “Designated Director”).  If at any time a Designated Director is not a member of the Board of Directors, the Majority Holders have the right to appoint a representative to attend and observe Board meetings at the Company’s expense.

                Under the terms of the Restated Notes, the Company will pay interest at a rate of 10% per year (increased from 7% payable on the original notes) and will pay a 20% premium on the principal plus accrued but unpaid interest on the Restated Notes at repayment or maturity.  Interest is payable in cash semi–annually to the extent of availability under the Company’s line of credit with CapitalSource Finance LLC.

Warrants

                As of September 30, 2002, the Company had issued and outstanding warrants to purchase a total of 1,115,962 shares of Common Stock at a price of $.28 per share, all of which were held by holders of Preferred Shares or Restated Notes.  The exercise price is subject to anti–dilution adjustments in the event of stock dividends, organic changes affecting the Company, or issuances of Common Stock at a price below the then current exercise price.  The warrants have a ten-year term and may be exercised at any time in the discretion of a holder.  The Company has granted registration rights to the holders of its warrants with respect to shares issuable upon exercise of warrants.

Transfer Agent

                The Company’s transfer agent is EquiServe Trust Company, N.A.